Exhibit 5

CERTIFICATE OF SECRETARY

The undersigned, not individually but solely in the undersigned’s capacity as the Assistant Secretary of CIBC Trust Company (Bahamas) Limited, a company incorporated in the Commonwealth of The Bahamas (the “Company”), hereby certifies with respect to the Company as follows:

Listed below are the names of representatives of the Company who are duly authorized, empowered and directed, in the name and on behalf of the Company, to:

(1) execute all documents relating to the reporting of beneficial ownership of shares of Class A Common Stock, $0.01 par value per share, and Class B Common Stock, $0.01 par value per share, of Hyatt Hotels Corporation, a Delaware corporation, as and to the extent required to be filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(d) or Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (the “Exchange Act”), including, without limitation Schedule 13D, Schedule 13G, Form 3, Form 4 and Form 5, and successive forms thereto, and any related documentation; and

(2) do and perform any and all acts that may be necessary or desirable to complete and execute any such documents, complete and execute any amendment or amendments thereto, and timely file such documents with the Commission and any stock exchange, automated quotation system or similar authority.

The signatures appearing opposite their respective names are original copies of their true and genuine signatures.

Name of Authorized Representative	Signature
Schevon Miller	/s/ Schevon Miller
Helen M. Carroll	/s/ Helen M. Carroll

Signature page follows.

IN WITNESS WHEREOF, I hereunder subscribe my name, not individually but solely in my capacity as Assistant Secretary of the Company, effective as of this 28th day of August, 2018.

By:	/s/ Lillian Russell
	Name:	Lillian Russell
	Title:	Assistant Secretary of CIBC Trust Company (Bahamas) Limited